                                                                    Exhibit 99.2


INVESTOR RELATIONS:               PRESS CONTACT:              [ORGANIC(SM) LOGO]
STEVE VATTUONE                    PAMELA GENTRY
VP FINANCE                        GENTRY
ORGANIC, INC.                     COMMUNICATIONS, LLC
415-581-5794                      415.332.2081, EXT. 302
                                  415.850.2313 (CELLULAR)


         ORGANIC, INC., ANNOUNCES SALE OF STOCK BY MAJORITY SHAREHOLDER
                 AND RESTRUCTURE OF SAN FRANCISCO OFFICE LEASE


SAN FRANCISCO, -- DECEMBER 4, 2001 -- ORGANIC, INC. (NASDAQ: OGNC), a technology-enabled marketing partner to Global 1000 companies, today announced that Organic Holdings LLC, its majority shareholder, has completed the previously announced sale of a majority of Organic's common stock to Seneca Investments LLC. Organic also announced that it has restructured the lease for its San Francisco headquarters.

Prior to Seneca's purchase, the agreement between Seneca and Organic Holdings was amended in various respects, including, but not limited to:

      (i) a reduction in the cash down-payments payable at the closing in respect of the earn-out from $16.2 million ($0.3080 per share) to $8.5 million ($0.1636 per share);

      (ii) provision that the majority of Organic Holdings' representations and warranties related to Organic would terminate at closing; and

      (iii) limitation of Organic Holdings' rights in respect of actions taken during the earn-out period.

As a result of the sale to Seneca, Seneca holds 80.9 percent of Organic's outstanding shares.

In connection with the restructuring of its San Francisco lease, Organic agreed to make payments totaling approximately $11.7 million to the landlord in exchange for the reversion to the landlord of approximately 140,000 square feet of space and reductions in rent on the remaining space. Organic estimates that the lease restructuring will result in a cost savings of approximately $8 million in 2002, and up to $74.1 million through the remainder of the lease, which expires in 2010. Of the payment made to the landlord, $10.0 million was funded by Omnicom Group Inc., under its existing credit agreement with Organic. In consideration of Omnicom's agreement to provide the financing, and in light of Organic's existing defaults under the Omnicom credit agreement, Organic and Omnicom entered into an agreement whereby the $10.0 million loan could be converted into 39.4 million Organic common shares at a conversion price of $0.254 per share, or alternatively, Omnicom could acquire the common shares by paying the purchase price in cash.

                                    - MORE -

Organic, Inc. Lease Restructure and Sale of Stock
Page 2


ABOUT ORGANIC, INC.

Organic, Inc. (NASDAQ: OGNC), is a technology-enabled marketing partner to Global 1000 companies in the automotive, financial services, retail and consumer products and entertainment, media and communications sectors that has performed award-winning work for DaimlerChrysler, Washington Mutual and Target Corp. Other industry leading clients include Domino's Pizza, British Telecommunications plc, General Electric Financial Assurance Holdings, Inc. and PlayStation.com (America), Inc. In the Internet professional services industry, Organic (www.organic.com) has a history as an innovator. Having developed a number of Web sites that were the first in category, Organic also created Yahoo!'s user interface and logo, and contributed to the development of Apache, the leading Web serving application. Founded in 1993, Organic is headquartered in San Francisco with offices in the U.S., Canada, Europe and Latin America.

ORGANIC is a service mark or registered service mark of Organic, Inc. or its subsidiaries in the United States and in other countries. Other trademarks and service marks referenced are marks of their respective owners.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

This release contains, in addition to historical information, forward-looking statements, including those concerning savings associated with the restructuring of the Company's lease for its San Francisco headquarters. Forward-looking statements are subject by their nature to risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements. Risks and uncertainties include but are not limited to factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the quarterly report on Form 10-Q for the quarter ended September 30, 2001. All forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date of this release. The Company disclaims any obligation to update such statements in the future.


                                      # # #